Exhibit 99.3

VOTE AUTHORIZATION FORM

FIRST CAPITAL, INC.

SPECIAL MEETING OF SHAREHOLDERS

November 19, 2015

12:00 p.m., Local Time

I understand that William W. Harrod, Jill R. Keinsley and Michael C. Frederick, serving as the trustees of the First Harrison Bank Employee Stock Ownership Plan (“ESOP”), are the holders of record and custodians of all shares of First Capital, Inc. (the “Company”) common stock allocated to me under the ESOP.  Further, I understand that my voting instructions are solicited on behalf of the Company’s Board of Directors for the Special Meeting of Shareholders to be held on November 19, 2015.

Accordingly, please vote my shares as follows:

1.                                      Proposal to approve the Agreement and Plan of Merger, dated as of June 4, 2015, by and between First Capital, Inc. (“First Capital”) and Peoples Bancorp, Inc. of Bullitt County (“Peoples”) which provides for, among other things, the merger of Peoples with and into First Capital.

FOR	AGAINST	ABSTAIN

☐	☐	☐

2.                                      Proposal to approve adjournment of the Special Meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting to approve the Agreement and Plan of Merger.

FOR	AGAINST	ABSTAIN

☐	☐	☐

The ESOP Trustees are hereby authorized to vote all shares allocated to my ESOP account as indicated above.

Date	Signature

Please date, sign and return this form in the enclosed envelope no later than 5:00 p.m. ET on November 13, 2015.